Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
DEMANDTEC, INC.,
MARSHALL MERGER CORP.,
CONNECT3 SYSTEMS, INC.,
DALE C. BYRNE
and
DALE C. BYRNE, as
SHAREHOLDERS’ REPRESENTATIVE
Dated as of January 26, 2009

i

ii

Exhibit A	Form of Company Shareholders Written Consent
Exhibit B	Form of Agreement of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Company Counsel Legal Opinion
Exhibit E	Form of Parent Counsel Legal Opinion

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2009 (this “Agreement”), among DemandTec, Inc., a Delaware corporation (“Parent”), Marshall Merger Corp., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Connect3 Systems, Inc., a California corporation (the “Company”), Dale C. Byrne, an individual (the “Principal Shareholder”), and Dale C. Byrne, as Shareholders’ Representative (as defined in Section 9.05 hereof).
W I T N E S S E T H
     WHEREAS, upon the terms and subject to the conditions of this Agreement and the California Corporations Code (the “CCC”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (each a “Company Shareholder” and collectively, the “Company Shareholders”), (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the Company Shareholders approve and adopt this Agreement and the Merger;
     WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;
     WHEREAS, pursuant to the Merger, each outstanding share of Company Stock (as defined in Section 3.04(a)) shall be converted into the right to receive cash, at the rates determined in this Agreement;
     WHEREAS, a portion of the cash otherwise payable or issuable by Parent in connection with the Merger shall be withheld by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Principal Shareholder is entering into a Consulting Agreement (as defined in Section 6.04(c));
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Principal Shareholder and certain other material Company Shareholders is entering into a Non-Compete Agreement (as defined in Section 6.04(b)); and

     WHEREAS, immediately after the execution and delivery of this Agreement, the Principal Shareholder and those Company Shareholders identified on Schedule 1.01, who collectively hold sufficient Company Stock to adopt this Agreement by the Required Vote (as defined in Section 3.16), will execute an irrevocable written consent in the form of Exhibit A (the “Company Shareholders Written Consent”);
     WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, the Principal Shareholder and the Shareholders’ Representative hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the CCC, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.02 Effective Time of the Merger; Closing. As promptly as practicable following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII hereof, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger attached hereto as Exhibit B (the “Agreement of Merger”), together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of the CCC, and (ii) making all other filings and recordings required under the CCC. The term “Effective Time” means the date and time of the filing of the Agreement of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Agreement of Merger), together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of the CCC. The closing (the “Closing”) of the transactions contemplated hereby will be commenced on the date of this Agreement at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”
     SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          (a) Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Articles of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Articles of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is Connect3 Systems, Inc.”.
          (b) Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Connect3 Systems, Inc.
          (c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES
     SECTION 2.01 Merger Consideration.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
               (i) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any (A) shares of Company Stock to be canceled pursuant to Section 2.01(a)(ii) and (B) Dissenting Shares (as defined in Section 2.06)) shall be converted into the right to receive an amount of cash equal to the quotient obtained by dividing (1) the Cash Consideration by (2) the Outstanding Shares.
               (ii) any shares of Company Stock held in the treasury of the Company and any shares of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and
               (iii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (b) As used in this Agreement, the following terms have the following meanings:
               (i) “Merger Consideration” means the Cash Consideration
               (ii) “Cash Consideration” means $13,450,000 less the Excess Company Transaction Expenses.
               (iii) “Company Transaction Expenses” means all third party fees and expenses incurred or to be incurred by the Company or any of its subsidiaries or the Principal Shareholder in connection with the preparation and negotiation of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (including legal, accounting, investment banking, finders and advisory fees and expenses), whether or not invoiced or billed prior to the Effective Time, and including any payments to holders of Company Options in respect of the termination thereof.
               (iv) “Customer Holdback Amount” means $500,000.
               (v) “Excess Company Transaction Expenses” means the amount by which the Company Transaction Expenses exceed $30,000.
               (vi) “Holdback Amount” means $2,000,000 or, where appropriate, the then current value of the original amount withheld following distribution to the Company Shareholders or setoff and application against indemnifiable Losses pursuant to this Agreement.
               (vii) “Outstanding Shares” means the number of shares of Company Stock issued and outstanding immediately prior to the Effective Time, whether or not vested or contingent.
          (c) If any shares of Company Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then such shares of Company Stock shall, on date no later than immediately prior to the Effective Time, accelerate and become vested and any such repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company shall terminate and become of no force or effect.
     SECTION 2.02 Exchange of Certificates.
          (a) Exchange Procedures. From and after the Effective Time, Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Merger Consideration for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the applicable Merger Consideration pursuant to Section 2.01. As promptly as practicable after the Effective Time, and in any event not later than five (5) Business Days following the Effective Time, Parent as the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and instructions for use in surrendering such Company Share Certificates and receiving the applicable Merger Consideration pursuant to Section 2.01.
     Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:
               (i) Parent shall pay to the holder of such Company Share Certificate in exchange therefor that cash payment to which such holder is entitled pursuant to Section 2.01 less the amounts attributable to the pro rata interest of such holder in the Holdback Amount and Customer Holdback Amount pursuant to Section 2.02(b); and
               (ii) the Company Share Certificates so surrendered shall forthwith be cancelled.
     In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Merger Consideration may be paid to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.
     Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to dissenters’ rights under Chapter 13 of the CCC and Section 2.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Merger Consideration with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.01.
          (b) Holdbacks.
               (i) Indemnification Holdback. Parent shall withhold the Holdback Amount from the Merger Consideration payable to the Company Shareholders at the Effective Time. The Holdback Amount shall not be delivered to the Company Shareholders following the Closing and shall instead be held by Parent pursuant to the terms of this Agreement. Parent shall be entitled to retain and subtract from the Holdback Amount the amount of any Losses for which the Company Shareholders are obligated to indemnify an Indemnified Party pursuant to Article IX. Distributions of any Holdback Amount shall be governed by the terms and conditions of this Agreement. No interest shall accrue on the Holdback Amount. The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of Parent’s retention of the Holdback Amount and of all the arrangements relating thereto, including, without limitation, the subtraction of the Holdback Amount at Closing and the appointment of the Shareholders’ Representative.

               (ii) Customer Holdback. Pursuant to Section 7.02(x), the obligations of Parent and Merger Sub to consummate the Merger are subject to the Company securing the customer agreement amendment described on Schedule 2.02(b) (the “Required Customer Amendment”). In the event that, prior to Closing, the Company shall not have secured the Required Customer Amendment, and Parent waives such condition and elects to proceed with the Closing, Parent shall be entitled to withhold the Customer Holdback Amount from the Merger Consideration payable to the Company Shareholders at the Effective Time. In such event, the Customer Holdback Amount shall not be delivered to the Company Shareholders following the Closing and shall instead be held by Parent pursuant to the terms of this Agreement. Distributions, if any, of the Customer Holdback Amount shall be governed by Section 2.02(b)(ii)(A) below. No interest shall accrue on the Customer Holdback Amount. The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of Parent’s retention of the Customer Holdback Amount and of all the arrangements relating thereto, including, without limitation, the subtraction of the Customer Holdback Amount at Closing.
                    (A) If, at any time prior to 5:00 p.m. Pacific time on the date that is the 24 month anniversary of the Closing Date (“Customer Holdback Expiration Date”), Parent or the Surviving Corporation secures the Required Customer Amendment, Parent will distribute or cause to be distributed to the Company Shareholders the Customer Holdback Amount. In addition, if, as of the Customer Holdback Expiration Date, the customer identified on Schedule 2.02(b) has not made a claim against Parent or the Surviving Corporation for a refund related to undelivered functionality, Parent will thereafter distribute or cause to be distributed to the Company Shareholders the Customer Holdback Amount. If the customer identified on Schedule 2.02(b) makes a claim against Parent or the Surviving Corporation for a refund related to undelivered functionality prior to the Customer Holdback Expiration Date and the Required Customer Amendment is not obtained by the Customer Holdback Expiration Date, Parent shall be entitled to setoff and apply the amount of the refund claim against the Customer Holdback Amount and Parent shall thereafter only distribute or cause to be distributed to the Company Shareholders the balance of the Customer Holdback Amount (i.e. $500,000 minus amount of the refund claim).
          (c) No Further Rights in Company Stock. The Merger Consideration issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.
          (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any Merger Consideration (or dividends or distributions with respect thereto) properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).
          (e) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to requirements under the Code, or any provision of state, local or foreign Tax (as defined in

Section 3.15(l)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.
          (f) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall pay in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Merger Consideration to which such person is entitled pursuant to the provisions of this Article II.
     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.
     SECTION 2.04 Company Stock Options. Each option to purchase Company Common Stock (the “Company Options”) that is outstanding immediately prior to the Effective Time shall vest in full at that time and become exercisable for all the shares of Company Common Stock at the time subject to such Company Option and may be exercised for any or all of those shares as fully-vested shares of Company Common Stock. However, at the Effective Time of the Merger, each outstanding and unexercised Company Option shall be cancelled and shall cease to remain exercisable for any shares of Company Common Stock.
     SECTION 2.05 Closing Certificate.
          (a) At the Closing, the Company shall prepare and deliver a certificate (the “Closing Certificate”) that discloses and certifies to Parent, in each case, as of immediately prior to the Effective Time:
               (i) the information regarding the Company’s capitalization required to be set forth on Section 3.04 of the Company Disclosure Schedule;
               (ii) the total number of Dissenting Shares, if any, and the names and addresses of the holders thereof;
               (iii) the respective amounts of all Company Transaction Expenses; and
               (iv) the Final Conversion Schedule (as defined in Section 6.10).

          (b) The information provided in the Closing Certificate shall be deemed to be representations and warranties of the Company and the Principal Shareholder hereunder made as of the Effective Time.
     SECTION 2.06 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected dissenters’ rights for such shares of Company Stock in accordance with the Chapter 13 of the CCC (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the cash. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the CCC, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their dissenters rights under Chapter 13 of the CCC. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under Chapter 13 of the CCC shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon, upon the surrender, in the manner provided in Section 2.02, of the corresponding Company Share Certificate
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Chapter 13 of the CCC) and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Chapter 13 of the CCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE PRINCIPAL SHAREHOLDER
     Each of the Company and the Principal Shareholder hereby represents and warrants to Parent and Merger Sub, jointly and severally, that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article III (whether or not specifically referenced in the Agreement) and any other section hereof where it is reasonably clear on the face of the disclosure that such disclosure would also relate to the particular section.

     SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Company Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company or the Principal Shareholder, as applicable, in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets (tangible or intangible), or results of operations of the Company.
     SECTION 3.02 Articles of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of (a) the Articles of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meetings of the shareholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.
     SECTION 3.03 No Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

     SECTION 3.04 Capitalization.
          (a) The authorized capital stock of the Company consists of (x) 1,000,000 shares of Common Stock, of which 500,000 shares are designated Class A Common Stock (the “Company Class A Stock”) and 500,000 shares are designated Class B Common Stock (the “Company Class B Stock” and, together with the Company Class A Stock, the “Company Common Stock” or “Company Stock”) and (y) no shares of Preferred Stock. As of the date hereof, (i) 236,478 shares of Company Class A Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 6,084 shares of Company Class B Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iii) no shares of Company Common Stock are held in the treasury of the Company, (iv) 6,550 shares of Company Class A Stock are reserved for future issuance pursuant to outstanding Company Options and (v) 2,063 shares of Company Class B Stock are reserved for future issuance pursuant to outstanding Company Options. As of the date of this Agreement, (A) no shares of Company Preferred Stock are issued and outstanding, and (B) the outstanding shares of Company Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also sets forth the domicile address of each holder of Company Stock, whether such holder owns Company Class A Stock or Company Class B Stock, the number of the applicable stock certificate(s) representing such shares, and a complete and accurate description of the terms of each repurchase option and right of first refusal which is held by the Company and to which any of the shares are subject.
          (b) The Company has reserved 50,000 shares of Company Stock for issuance under the Company’s 1999 Stock Option Plan (the “Stock Plan”), of which options to purchase 6,550 shares of Company Class A Stock and options to purchase 2,063 shares of Company Class B Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each option to purchase shares of Company Common Stock granted by the Company pursuant to the Stock Plan whether exercisable for vested or unvested shares or unexercisable (each, a “Company Option” and collectively, “Company Options” with each such holder of a Company Option an “Optionee” and collectively, “Optionees”) that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number and type of shares of Company Common Stock that were originally subject to such Company Option; (iii) the number and type of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted; (v) the expiration date of such Company Option; (vi) the date(s) when such Company Option becomes exercisable, (vii) the vesting schedule and vesting commencement date for the shares subject to such Company Option; (viii) the exercise price per share of Company Common Stock purchasable under such Company Option; (xi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (x) the current employee or independent contractor status of the holder of such Company Option. All Company Options are governed by, and each current and former Optionee has executed, a stock option agreement in the form delivered to Parent. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as set forth in the Disclosure Schedule, neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (x)  any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; (y) any additional benefits for any optionee under any Company Option; or (z) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any shares of Company Common Stock previously issued upon exercise of a Company Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment. The holders of Company Options have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time, and all such rights, if any, will terminate at or prior to the Effective Time.
          (c) Except as described in Section 3.04(b) above or as set forth in Section 3.04(b) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
          (d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
          (e) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.
          (f) Except as set forth in Section 3.04(f) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company, other than unvested securities at cost in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party, or of which the Company is aware, excluding rights that may be available under applicable provisions of the CCC, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.
          (g) An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of the Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date as part of the Closing Certificate to be delivered pursuant to Section 2.05.

     SECTION 3.05 Authority Relative to This Agreement.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the approval and adoption of this Agreement and the Merger by the Company Shareholders as described in Section 3.16 hereof and the filing and recordation of appropriate merger documents as required by the CCC). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
          (b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the CCC and the Company’s charter documents, and (iii) directed that this Agreement and the Merger be submitted to the Company Shareholders for their approval and adoption and (iv) resolved to recommend that the Company Shareholders vote in favor of the approval and adoption of this Agreement.
     SECTION 3.06 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or by which the Company, any material property or material asset of the Company is bound or affected, or (iii) conflict with, result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any material property or material asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any material property or material asset of the Company is bound or affected, except in the case of (ii) above where the failure to take action or obtain a consent, approval or authorization would not cause a Company Material Adverse Effect or could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the filing and recordation of appropriate merger documents as required by the CCC, and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made would not cause a Company Material Adverse Effect or could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     SECTION 3.07 Permits; Compliance.
          (a) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the “Company Permits”). To the Company’s knowledge, all Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company and the Principal Shareholder, threatened. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.
          (b) The Company is not, in any material respect, in conflict with, or in default or violation of (i) any Law applicable to the Company or by which any material property or material asset of the Company is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any material property or material asset of the Company is bound or affected, or (iii) any Company Permit.
     SECTION 3.08 Financial Statements.
          (a) True and complete copies of the unaudited consolidated balance sheets of the Company as of December 31, 2006, 2007 and 2008, and the related statement of operations for the years then ended (collectively referred to herein as the “Annual Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Annual Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as permitted by U.S. GAAP) and each present fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year--end adjustments which were not and are not expected, individually or in the aggregate, to be material).
          (b) The Company does not have any material debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) that would be required to be reflected in the balance sheet prepared in accordance with GAAP (“Liabilities”), other than Liabilities (i) recorded or reserved against on the unaudited consolidated balance sheet of the Company as of December 31, 2008 (the “Reference Balance Sheet”), (ii) in an aggregate amount not exceeding $25,000 incurred since December 31, 2008 in the ordinary course of the business, consistent with past practice, (iii) incurred in connection with the transactions contemplated hereunder or (iv) that are immaterial. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. There are no outstanding warranty claims against the Company.
     SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2008, except as contemplated by or as disclosed in this Agreement, the Company has conducted its business in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).
     SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company and the Principal Shareholder, threatened against the Company, or any property or asset owned or used by the Company or any person whose liability the Company has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Legal Proceeding”). Neither the Company nor the Principal Shareholder, have been notified that an event has occurred, or a claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. None of the Company, the officers or directors thereof in their capacity as such, or any material property or material asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. The Company does not have any plans to initiate any Legal Proceeding against any third party.

     SECTION 3.11 Employee Benefit Plans; Labor Matters.
          (a) Schedule 3.11(a) of the Company Disclosure Schedule lists all plans and agreements currently maintained by the Company for its employees, including (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company (each, a “Company Benefit Plan” and collectively, the “Company Benefit Plans”) and (ii) any employment agreements, offer letters or other contracts, arrangements or understandings between the Company and any employee of the Company including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, an “Employee Agreement,” and collectively, the “Employee Agreements”).
          (b) The Company has furnished Parent with, or made available, a true and complete copy of each Company Benefit Plan and Employee Agreement (or a written summary if not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan or Employee Agreement, including, without limitation, as applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received Internal Revenue Service (the “IRS”) determination letter for each Company Benefit Plan intended to qualify under ERISA or the Code, if any, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan, and (vi) any material correspondence with the IRS or the Department of Labor (the “DOL”) with respect to each such Company Benefit Plan. The Company does not have an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan or Employee Agreement, other than with respect to a modification, change or termination required by ERISA or the Code.
          (c) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, none of the Company Benefit Plans or Employee Agreements provide for the payment of separation, severance, termination or similar benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan or Employee Agreement, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Company Benefit Plan, Employee Agreement or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Company Benefit Plan’s or Employee Agreement’s current treatment under any Laws including any Tax or social contribution Law.
          (e) No Company Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.
          (f) Each Company Benefit Plan is now and always has been operated in compliance in all material respects with the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in default under or in violation of, and neither it nor the Principal Shareholder has any knowledge of any default or violation by any party to, any Company Benefit Plan or Employee Agreement. No action, claim or proceeding is pending or, to the knowledge of the Company and the Principal Shareholder, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company and the Principal Shareholder, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses).
          (g) Neither the Company nor the Principal Shareholder are aware of a violation, nor has the Company or any ERISA Affiliate, prior to the Effective Time, been notified that it was in violation of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.
          (h) Each Company Benefit Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or received a favorable determination, opinion, notification or advisory letter, as applicable, from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to the knowledge of the Company and the Principal Shareholder, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.
          (i) All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity, and neither the Company nor any ERISA Affiliate has, prior to the Effective Time, become aware of any fact or event currently in existence that could reasonably be expected to give rise to any such challenge or disallowance.
          (j) (i) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company and the Principal Shareholder after due inquiry, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; and (iv)  the Company has not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company that could have a Company Material Adverse Effect. Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, (i) the Company is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Company has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iii)  there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against the Company or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by the Company; (iv) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (v) the Company is in compliance in all material respects with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (vi) the Company is in compliance in all material respects with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company and the Principal Shareholder, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (viii) to the knowledge of the Company, each employee of the Company who is located in the United States and is not a United States citizen has obtained all approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law.
          (k) Section 3.11(k) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company as of the date hereof, (ii) in the case of such employees, the position and base compensation to each payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.
          (l) To the knowledge of the Company and the Principal Shareholder, no employee of or consultant to the Company has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.
     SECTION 3.12 Contracts.
          (a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written or oral contracts and agreements of the Company which are currently in effect (such contracts and agreements, each a “Material Contract”):
               (i) each contract for the purchase or license by customers of the Company’s products or services with payments greater than $25,000;

               (ii) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with payments greater than $25,000 per year;
               (iii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;
               (iv) all leases and subleases of real property;
               (v) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;
               (vi) all contracts and agreements with any Governmental Entity to which the Company is a party;
               (vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;
               (viii) all contracts containing confidentiality requirements (including all nondisclosure agreements);
               (ix) except for contracts regarding the acquisition, issuance or transfer of any securities, all contracts and agreements between or among the Company and any shareholder of the Company or any affiliate of such person;
               (x) all contracts and agreements relating to the voting and any rights or obligations of a shareholder of the Company;
               (xi) all contracts to manufacture for, supply to or distribute to any third party any products or components;
               (xii) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company , including, without limitation, any restricted stock agreements or escrow agreements;
               (xiii) all contracts providing for indemnification of any officer, director, employee or agent of the Company;
               (xiv) all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party;
               (xv) all other contracts with an individual value greater than $25,000 that have a term of more than 60 days and that may not be terminated by the Company, without penalty, within 30 days after the delivery of a termination notice by the Company;

               (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an individual value greater than $25,000;
               (xvii) any agreement of the Company that is terminable upon or prohibits assignment on a change of ownership or control of the Company; and
               (xviii) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.
          (b) Each Material Contract (i) is valid and binding on the Company, and, to the knowledge of the Company and the Principal Shareholder, on the other parties thereto, and is in full force and effect, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (ii) , unless consent to assignment is required, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company and the Principal Shareholder, no other party to any Material Contract is in breach or violation thereof or default thereunder.
          (c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule fairly and accurately describes in all material respects the terms of each Material Contract that is not in written form.
          (d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the knowledge of the Company and the Principal Shareholder, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or (iv) give any entity the right to cancel, terminate or modify any Material Contract.
     SECTION 3.13 Environmental Matters.
          (a) The Company and the real property leased by it and all operations thereon (i)  are in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) have all material Environmental Permits (as defined below) necessary to conduct the Company’s business (and such Environmental Permits are valid and in good standing) and (iii) are in compliance in all material respects with the Environmental Permits.

          (b) The Company has not released and, to actual the knowledge of the Company and the Principal Shareholder, no other person has released Hazardous Materials (as defined below) (in any amount which would violate Environmental Laws) on any real property currently or formerly, owned, leased or occupied by the Company.
          (c) The Company has not received any written request for information or notifications or demands alleging or asserting that it has actual or potential liability under any applicable Environmental Laws (including under CERCLA (as defined below)) nor are there any circumstances which could be reasonably expected to lead thereto. The Company has not entered into or agreed to any settlement, consent, decree or order or is subject to any judgment, decree, direction or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company and the Principal Shareholder, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.
          (d) None of the real property currently or formerly owned or leased by the Company is listed or, to the knowledge of the Company and the Principal Shareholder, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.
     For purposes of this Agreement:
     “CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
     “Environmental Laws” means any federal, state, provincial, territorial, municipal and local statute, law, ordinance, regulation, rule, code, order or common law, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment rendered or issued by any Governmental Entity, relating to pollution or protection of the environment, human health or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.
     “Environmental Permits” means any permit, approval, identification number, registration, license and other authorization required under any applicable Environmental Law.
     “Hazardous Materials” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos, but excluding common household cleaning products.

     SECTION 3.14 Intellectual Property.
          (a) The Company owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) necessary for or used in the operation of its business as previously, presently or proposed to be conducted as of the date of this Agreement, without any conflict with or infringement or misappropriation of any rights or property of any person (“Infringement”), except for such items as yet to be conceived. Such ownership, licenses and rights are exclusive that are part of any current or proposed product, service or Intellectual Property offering the Company, except with respect to standard, generally commercially available, “off the shelf” third party products or components included therein that are specifically described by type, use, name, supplier and part number in Section 3.14(a) of the Company Disclosure Schedule. “Intellectual Property” means (i) trade names, trade and service marks, logos, domains, URLs, websites, addresses and other designations (“Marks”); (ii) works of authorship, mask works, data, technology, know-how, trade secrets, inventions, ideas and information, designs, formulas, algorithms, processes, methods, schematics, computer software (in source code and/or object code form), and all other intellectual property of any sort, in each case, whether or not patentable, (collectively, “Inventions”) and (iii) patent rights, Mark rights, copyrights, mask work rights, sui generis database rights, trade secret rights, moral rights, and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (“IP Rights”). “Company Intellectual Property” means all Intellectual Property material to the business of the Company, that was or is used, exercised, or exploited (“Used”) or proposed as of the date of this Agreement to be Used in any business of the Company as previously or presently or proposed to be conducted as of the date of this Agreement, or that may be necessary to conduct any such business as previously or presently conducted or proposed to be conducted as of the date of this Agreement; this term will also include all other Intellectual Property material to the business of the Company that is owned by or licensed to the Company as of the date of this Agreement. All copyrightable matter within Company Intellectual Property that is material to the Company has been created by persons who were employees of the Company at the time of creation and no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto.
          (b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company only on a nonexclusive basis), Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction and owner) all patents and patent applications; all registered and unregistered Marks; and all registered and material unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights (collectively, “Company IPR”). (i) Each item of Company IPR that is Used or proposed to be Used in any business of the Company, or that is necessary to conduct any such business, is valid, enforceable and subsisting, to the extent such concepts are applicable thereto, and (ii) all related filings, registrations and correspondence, have been made available to Parent for review. No cancellation, termination, expiration or abandonment of any of the Company IPR (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. Neither the Company nor the Principal Shareholder is aware of any questions or challenges (or any potential basis therefor) with respect to the patentability or validity of any claims of any of the foregoing patents or patent applications within the Company IPR or the validity (or any other aspect or status) of any such Company IPR.
          (c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access to any Company Intellectual Property (except for those agreements with respect to standard, generally commercially available, “off the shelf” third party products (including software) that have not been, are not and will not be part of or Used to develop any previous, current or proposed product, service or Intellectual Property offering the Company); (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property Used in the development of, require payment with respect to, be incorporated or embodied in, or form all or any part of any previous, current or proposed product, service or Intellectual Property offering of the Company or (B) any Company Intellectual Property; and (iii) each agreement pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property (“Source Materials”). The Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof. Any standard form referred to in Section 3.14(c) of the Company Disclosure Schedule has clearly been identified as such and provided to Parent for review.
          (d) No event or circumstance has occurred, exists or is contemplated (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) would or could reasonably be expected to result in (i) the breach or violation of any material term of license, sublicense or other agreement required to be listed in Section 3.14 of the Company Disclosure Schedule; (ii) the loss or expiration of any material right or option by the Company (or the gain thereof by any third party) under any such license, sublicense or other agreement; or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials. Further, to the extent that each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule constitutes a Material Contract, each of the Company and the Principal Shareholder makes all representations and warranties with respect to each license, sublicense and agreement listed on Section 3.14 of the Company Disclosure Schedule as are made with respect to Material Contracts elsewhere in this Agreement.
          (e) There is, to the knowledge of the Company and the Principal Shareholder, no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property (excluding any such activity with respect to third party Intellectual Property outside the scope of any exclusivity granted to the Company) by any third party, including, without limitation, any employee or former employee of the Company. The Company has not brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

          (f) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights, except with respect to such information or materials which Company has not indicated to Parent are confidential and has made a reasonable business judgment that it does not desire to maintain as confidential (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of written confidentiality and nonuse/restricted-use agreements or agreements that contain customary obligations. The Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.
          (g) Each current and former employee and contractor of the Company has executed and delivered (and to the Company’s knowledge, is in compliance in all material respects with) an agreement in substantially the form of the Company’s standard Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor).
          (h) The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does the Company have any reason to expect that any such communication will be forthcoming.
          (i) Neither the Company nor the Principal Shareholder is aware that any of its employees or contractors is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would or could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of the Company or that would or could reasonably be expected to conflict with any of their its business as or proposed to be conducted as of the date of this Agreement. To the knowledge of the Company and the Principal Shareholder, neither the execution nor delivery of this Agreement (including consummation of the transactions contemplated by this Agreement) nor the conduct of the Company’s business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. The Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of their past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company and not otherwise licensed or owned by the Company or (ii) any confidential information or trade secret of any former employer of any such person.
          (j) All Software is to the knowledge of the Company and the Principal Shareholder free of all viruses, worms, trojan horses and other infections or harmful routines and does not contain any bugs, errors, or problems that would or could reasonably be expected to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. “Software” means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company, including, but not limited to, that operated by the Company on its web sites or used by the Company in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company.
          (k) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are to the knowledge of the Company valid, current, outstanding and in full force and effect.
          (l) Set forth on Schedule 3.14(l) of the Company Disclosure Schedule is a list of all of the Company’s customers and the software modules licensed by each.
     SECTION 3.15 Taxes.
          (a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date). Except to the extent that a reserve for Taxes has been established on the Reference Balance Sheet, all such Tax Returns are true, complete and correct in all material respects. All Tax Returns were prepared in substantial compliance with all applicable Laws. Company has paid all Taxes due and owing (whether or not shown on any Return) for all periods through December 31, 2008, except to the extent reserves for Taxes have been established on the Reference Balance Sheet. The Annual Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through December 31, 2008, and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with U.S. GAAP all liabilities for Taxes payable after December 31, 2008, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Annual Financial Statements relating to Tax matters is true, complete and accurate in all material respects. The Company has not incurred any Tax liability since December 31, 2008 other than in the ordinary course of business and the Company has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.
          (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended 2007 in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no claim, audit, action, suit, proceeding, or (to the knowledge of the

Company and the Principal Shareholder) investigation now pending, threatened or expected against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, adversely affect the liability of the Company for Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. All elections with respect to the Company’s Taxes made during the fiscal years ending December 31, 2005, 2006 and 2007 are reflected on the Company’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports.
          (c) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.
          (d) The Company is in compliance in all material respects with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country.
          (e) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of

Section 168(h) of the Code. The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and the Company will be an S corporation up to and including the day before the Effective Time.
          (f) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (g) Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Regulations or other published guidance from the Internal Revenue Service.
          (h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 203A of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (i) There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Company is not a party to any contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and neither Company nor any of its ERISA Affiliates has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.
          (j) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. Company does not own any interest in any entity that is characterized as a partnership for federal income Tax purposes.
          (k) Section 3.15(k) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company and any Governmental Entity.

          (l) The Company delivers, and has always delivered, its software and related documentation to customers via electronic transmission, and has never delivered physical copies of its software and related documentation.
          (m) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term “Company” means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Annual Financial Statements.
     SECTION 3.16 Vote Required. The only vote of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Stock, voting together as single class in favor of the approval and adoption of this Agreement and the Merger (the “Required Vote”). The shares of Company Stock held by the Principal Shareholder are sufficient to secure the Required Vote.
     SECTION 3.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material assets, material properties and material rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), necessary in the conduct of the business of the Company as currently conducted and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements necessary to the conduct of the business of the Company (all such properties, assets and contract rights being the “Assets”). The Company has good and valid title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”), except for (x) Liens for the current Taxes not yet due and payable, (y) Liens that have arisen in the ordinary course of business and that do not materially detract from the value, or materially interfere with the present or contemplated use, of the Assets subject thereto or affected thereby and (z) Liens the existence of which would not cause a Company Material Adverse Effect. The equipment of the Company used in the operations of its business is, taken as a whole, in good operating condition and repair, for equipment of like type and age, ordinary wear and tear excepted.

     SECTION 3.18 Owned Real Property. The Company does not own any real property. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the size of the premises, and the aggregate annual rental payable thereunder
     SECTION 3.19 Certain Interests.
          (a) No holder of greater than 5% of the voting power of the Company or any officer or director of the Company and, to the knowledge of the Company and the Principal Shareholder, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:
               (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer;
               (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);
               (iii) to the knowledge of the Company and the Principal Shareholder has any claim or cause of action against the Company; or
               (iv) except as set forth in Section 3.19(a) of the Company Disclosure Schedule, has outstanding any indebtedness to the Company.
          (b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, the Company does not have any liability or any other obligation of any nature whatsoever to any Company Shareholder or to any officer or director of the Company or, to the knowledge of the Company and the Principal Shareholder, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.
     SECTION 3.20 Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company, or any director, officer or employee thereof, is a party or is a beneficiary or named insured, including the type of coverage, the carrier, the amount of coverage, the term and annual premiums of such polices, and (ii) any claims made thereunder or made under any other insurance policy within the past three years. True and complete copies of all such policies have been provided to Parent. All premiums due on such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. The Company has not received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     SECTION 3.21 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted as of the date of this Agreement.
     SECTION 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     SECTION 3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the CCC will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Articles of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.
     SECTION 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule contains a complete list of all customers who individually accounted for more than 10% of the Company’s consolidated gross revenues during the fiscal years ended December 31, 2007 and December 31, 2008. Except as set forth in Section 3.24 of the Company Disclosure Schedule, no such customer has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company, or decreased materially its usage of the Company’s services or products. No material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company. Neither the Company has (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

     SECTION 3.25 Accounts Receivable; Bank Accounts.
          (a) All accounts receivable of the Company reflected on the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the date of Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims (other than immaterial setoffs and counterclaims incurred in the ordinary course of business) and are current and collectible (within 90 days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet.
          (b) Section 3.25(b) of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution (“Bank Accounts”), including the bank at which such Bank Accounts are held, the account numbers of such Bank Accounts, and the Persons who have authority to administer such Bank Accounts and authorize disbursements therefrom.
     SECTION 3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.
     SECTION 3.27 Offers. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company with parties other than Parent.
     SECTION 3.28 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than those set forth in the Company’s customer agreements which are set forth in Section 3.12(a)(i) of the Company Disclosure Schedule. Section 3.28 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Annual Financial Statements and neither the Company nor the Principal Shareholder knows of any reason why such expenses should significantly increase as a percentage of sales in the future.
     SECTION 3.29 Books and Records. The minute books and other similar records of the Company contain materially complete and accurate records of all actions taken at any meetings of the Company’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.
     SECTION 3.30 Foreign Corrupt Practices Act. The Company and, to the Company’s knowledge, each employee and agent thereof, have complied with and are in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company have been and are maintained in substantial compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder
     SECTION 3.31 No Misstatements. No representation or warranty made by the Company or the Principal Shareholder in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Each of the Company and the Principal Shareholder has disclosed to Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.
ARTICLE IIIA
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER
     The Principal Shareholder hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IIIA are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Principal Shareholder Disclosure Schedule”). The Principal Shareholder Disclosure Schedule shall be arranged according to specific sections in this Article IIIA and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IIIA (whether or not specifically referenced in the Agreement) and any other section hereof where it is reasonably clear on the face of the disclosure that such disclosure would also relate to the particular section.
     SECTION 3A.01 Ownership of Company Stock. The Principal Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Shareholder opposite the Principal Shareholder’s name in Section 3.04 of the Company Disclosure Schedule. Such Company Stock owned by the Principal Shareholder is not subject to any Liens or to a right of first refusal of any kind, and the Principal Shareholder has not granted any rights to purchase such Company Stock to any other person. The Principal Shareholder has the sole right to transfer such Company Stock to Parent. Such Company Stock constitutes all of the Company Stock owned, beneficially or of record, by the Principal Shareholder, and the Principal Shareholder has no options, warrants or other rights to acquire Company Stock other than those set forth in Section 3.04 of the Company Disclosure Schedule. Upon the Effective Time, in exchange for the Merger Consideration paid pursuant to Article II hereof, Parent will receive good title to such Company Stock, subject to no Liens retained, granted or permitted by such Principal Shareholder or the Company.
     SECTION 3A.02 Absence of Claims. The Principal Shareholder does not have any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law.
     SECTION 3A.03 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Principal Shareholder, threatened against the Principal Shareholder, or any property or asset owned or used by the Principal Shareholder, either contractually or by operation of Law, before any arbitrator or Governmental Entity, arising out of or relating to (a) the Principal Shareholder’s beneficial ownership of Company Stock or rights to acquire Company Stock, (b) the Principal Shareholder’s capacity as a Company Shareholder, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by the Principal Shareholder (or any of its affiliates) to the Company, or (e) any other agreement between the Principal Shareholder (or any of its affiliates) and the Company, nor to the knowledge of the Principal Shareholder, is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the knowledge of the Principal Shareholder, threatened, against the Principal Shareholder with respect to which the Principal Shareholder has a contractual right or a right pursuant to applicable law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor to the knowledge of the Principal Shareholder, are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     SECTION 3A.04 Authority. The Principal Shareholder has capacity to execute and deliver this Agreement, and to perform his obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Principal Shareholder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of the Principal Shareholder, and no other proceedings on the part of the are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Principal Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
     SECTION 3A.05 No Conflict. The execution and delivery of this Agreement by the Principal Shareholder do not, and the performance of this Agreement by the Principal Shareholder will not, conflict with or violate any material contract to which such Principal Shareholder or any of Company Stock owned by the Principal Shareholder is subject or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Shareholder or Company Stock owned by the Principal Shareholder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in (i) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) and (ii) the Parent SEC Reports (as defined in Section 4.05). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.
     SECTION 4.01 Organization and Qualification.
          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change or effect that is materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, or results of operations of Parent and its subsidiaries taken as a whole, except for any such events, changes or effects resulting from or arising in connection with (i) any changes in general economic or business conditions that do not disproportionately impact Parent and its subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Parent and its subsidiaries operate that do not disproportionately impact Parent and its subsidiaries taken as a whole, (iii) any decline in the trading price of Parent Common Stock, (iv) any adverse change in the United States securities market or (v) any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates, or any other revenue or earnings estimate, or any other revenue or earnings prediction or expectation, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date.
          (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

     SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the stockholder of Merger Sub, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CCC). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub , enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
     SECTION 4.03 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any material property or material asset of Parent or Merger Sub is bound or affected, or (iii) conflict with, result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or material asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger documents as required by the CCC, (ii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws (including, without limitation, Section 25121 of the California General Corporation Law) and The NASDAQ Global Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     SECTION 4.04 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.
     SECTION 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     SECTION 4.06 Financial Ability. Parent has, and will have on the Closing Date, the financial resources necessary to perform its obligations under this Agreement.
     SECTION 4.07 Litigation. There is no claim, action, suit, proceeding, order, judgment, decree, or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, or before or by any Governmental Entity or by any third party that challenges the validity of this Agreement, the Merger or the other transactions contemplated by this Agreement or that would reasonably be expected to have a Parent Material Adverse Effect.
ARTICLE V
CONDUCT OF BUSINESSES PENDING THE MERGER
     SECTION 5.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company.
     By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):
          (a) amend or otherwise change its Articles of incorporation or Bylaws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;
          (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its Assets which are material, individually or in the aggregate, to its business;
          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
          (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;
          (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;
          (g) institute or settle any Legal Proceeding;
          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;
          (i) authorize any capital expenditure in excess of $10,000, individually or $25,000 in the aggregate;
          (j) enter into any lease or contract for the purchase or sale of any property, real or personal;
          (k) waive or release any material right or claim;
          (l) increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Company Benefit Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;
          (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under the Stock Plan, any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;
          (n) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;
          (o) amend or terminate any Material Contract;
          (p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;
          (q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations;
          (r) enter into any contract or agreement material to the business, results of operations or financial condition of the Company;
          (s) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise);
          (t) take any action, with respect to accounting policies, principles or procedures;
          (u) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or Parent;
          (v) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any Confidential Information, unless such Confidential Information is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
          (w) make (or become obligated to make) any bonus payments to any of its officers or employees;
          (x) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate;
          (y) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
          (z) take any action or fail to take any action that would reasonably be expected to cause there to be a Company Material Adverse Effect;
          (aa) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;
          (bb) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate; or
          (cc) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (bb) above, or any action which is reasonably likely to make any of the Company’s or the Principal Shareholder’s representations or warranties contained in this Agreement untrue or incorrect on the date made (to the extent so limited) or as of the Effective Time.
     SECTION 5.02 Litigation. Each of the Company and the Principal Shareholder shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company or the Principal Shareholder to be threatened against the Company or any of its officers, directors, employees or shareholders in their capacity as such.
     SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and each of the Company and the Principal Shareholder shall give prompt notice to Parent (which may be by amendment of or supplement to the Company Disclosure Schedule or Principal Shareholder Disclosure Schedule, as appropriate), of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice or supplement pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, prevent or cure any misrepresentation, breach of warranty or breach of covenant or affect Parent’s and Merger Sub’s rights not to consummate the Closing pursuant to Section 7.02.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.01 Company Shareholder Approval.
          (a) Immediately following the execution of this Agreement by the Company, the Company shall obtain the Required Vote by and through the execution of the Company Shareholders Written Consent, which shall be irrevocable. The Company Shareholders Written Consent shall be delivered by the shareholders to the Secretary of the Company on the date hereof, and a copy of the Company Shareholders Written Consent shall be delivered by the Company to Parent on the date hereof
          (b) As promptly as practicable after the date of this Agreement, the Company shall prepare an information statement in form and substance reasonably satisfactory to Parent which shall include (i) a notice and description of (A) the approval (and, in the case of the Company’s shareholders, the adoption) of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Company’s Board of Directors and Shareholders, (B) the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Company Shareholders holding sufficient shares to constitute the Required Vote, (C) the Company’s shareholders dissenters’ rights with respect to the Merger under the CCC, and (D) the unanimous recommendation of the Company’s Board of Directors to the Company Shareholders to vote in favor of the approval and adoption of this Agreement and the other transactions contemplated hereby; (ii) a description of the payments (if any) that are the subject of the Section 280G shareholder approval (as set forth in Section 6.04(d)); and (iii) a copy of the Company Shareholders Written Consent providing the Company’s shareholders (other than the Principal Shareholder) the opportunity to approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement and, consequently, to waive any applicable appraisal rights prior to the Effective Time (collectively, the “Information Statement”). The Company shall: (a) cause the Information Statement to comply with applicable legal requirements, and (b) cause the Information Statement to be mailed to the Company’s shareholders as promptly as practicable following the date of this Agreement. Parent will cooperate with the Company in the preparation of the Information Statement and will provide all information reasonably required to be provided by it for inclusion in the Information Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Information Statement and shall include all comments from Parent or its counsel that are reasonable under the circumstances.
     SECTION 6.02 Access to Information; Confidentiality.
          (a) From the date of this Agreement to the Effective Time, the Company and the Principal Shareholder shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives

(collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.
          (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated May 16, 2006 (the “Non-Disclosure Agreement”), between the Company and Parent. Notwithstanding anything herein to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.
     SECTION 6.03 No Solicitation of Transactions.
          (a) Neither the Company nor the Principal Shareholder will, directly or indirectly, and each will instruct its respective Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. Each of the Company and the Principal Shareholder will notify Parent immediately after receipt by the Company or the Principal Shareholder (or any of their respective Representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company or the Principal Shareholder that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. Each of the Company and the Principal Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
          (b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party; or (iv) any solicitation in opposition to approval by the shareholders of the Company of this Agreement and the Merger.

     SECTION 6.04 Employee Benefits Matters.
          (a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare, retirement and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. Following the transition to Parent’s benefit plans, all employees of the Company shall receive compensation and benefits (other than equity compensation) that are, in the aggregate, no less favorable than those afforded to similarly-situated employees of Parent, subject to the terms and conditions of Parent’s relevant benefit plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on continuous length of service in any of Parent’s benefit plans or programs for which employees of the Company may be eligible on or after the Effective Time, all continuous service with the Company of such employees will apply towards establishing (a) waiting periods for participation in such Parent benefit plans or programs related to health, welfare and retirement, (b) vacation eligibility and accrual, and (c) vesting under retirement plans.
          (b) Simultaneously with the execution of this Agreement, Parent has entered into non-solicitation and non-competition agreements (collectively, the “Non-Compete Agreements”, and, individually, a “Non-Compete Agreement”) with each of the Principal Shareholder, Margaret Byrne and Dan Pahomi.
          (c) Simultaneously with the execution of this Agreement, Parent has entered into a consulting agreement (the “Consulting Agreement”) with the Principal Shareholder.
          (d) Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain the requisite shareholder approval under Section 280G(b)(5) of the Code of any payments or benefits that are “excess parachute payments” within the meaning of Section 280G of the Code and shall require all “disqualified individuals” within the meaning of Section 280G of the Code to subject their existing benefits and payments to the shareholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Treasury Regulations promulgated thereunder. The Company further agrees that whether or not its shareholders approve any such excess parachute payments, neither Parent nor the Surviving Corporation shall have any responsibility or liability with respect to any excise taxes owed by the recipients of any such payments.
          (e) The Company and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from the Company evidence that the plans, programs or arrangements of the Company and, as applicable, each ERISA

Affiliate have been terminated pursuant to resolutions adopted by of each such entity’s Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.
     SECTION 6.05 Further Action; Consents; Filings.
          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.
          (b) Notwithstanding anything to the contrary in Section 6.05(a), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect and (ii)  the Company shall not be required to divest (including, without limitation, through a licensing arrangement) any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.
          (c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.
          (d) The Company and the Company Shareholders shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code. The Company and the Company Shareholders shall not take or allow any action other than the sale of the Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

          (e) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Effective Date that are filed after the Effective Date. Parent shall permit the Principal Shareholder to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Company Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company or Surviving Corporation to the Company Shareholders for such periods.
          (f) The Company Shareholders shall cooperate fully, as and to the extent reasonable requested by the Parent, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the Parent’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding.
          (g) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Agreement shall be paid by the Company Shareholders when due, and the Company Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
          (h) The Company and the Principal Shareholder shall use their commercially reasonable best efforts to file as soon as practicable after the date hereof the Company’s Tax Returns for the Taxable period ending December 31, 2008 (the “2008 Tax Returns”).
     SECTION 6.06 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which shall be prepared by Parent, provided that the Company and the Principal Shareholder shall have an opportunity to review such initial press release prior to its distribution. Thereafter, unless otherwise required by applicable Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent.
     SECTION 6.07 Indemnification of Officers and Directors. For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent, and subject to the same conditions, such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Articles of incorporation or Bylaws, employment agreements or indemnification agreements identified on the Company Disclosure Schedule, or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. Notwithstanding the foregoing, this indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, shareholders, employees or agents in response to or in connection with any claim brought by a

Parent Indemnified Party (as defined below) pursuant to Article IX of this Agreement or any other agreement contemplated by this Agreement. The Company and the Principal Shareholder each hereby represent to Parent that no claim for indemnification has been made by any director or officer of the Company and, to the knowledge of the Company and the Principal Shareholder, no basis exists for any such claim for indemnification. Prior to the Effective Time, the Company shall, at its expense, purchase for a six-year period directors’ and officers’ insurance policy (the “D&O Tail Insurance Policy”) on terms with respect to coverage and amount reasonably satisfactory to Parent and no less favorable than those of the applicable policies in effect on the date hereof, covering all directors and officers with respect to acts or failures to act occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby.
     SECTION 6.08 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.08 hereto.
     SECTION 6.09 Conversion Schedule. Section 6.09 of the Company Disclosure Schedule is a schedule prepared by the Company (the “Preliminary Conversion Schedule”) showing the name and address of each holder of Company Stock (assuming that all Company Options outstanding as of the date hereof have been exercised), the applicable name and number and type of securities held by each security holder and the number of any applicable Company Share Certificates corresponding to such securities immediately prior to the Effective Time, the applicable amount of cash to be issued to each holder of shares of Company Stock, including the corresponding Holdback Amount and Customer Holdback Amount to be retained, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement. The Company and the Shareholders’ Representative shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”), and an officer of the Company shall certify the Final Conversion Schedule and deliver such schedule to Parent at Closing.
     SECTION 6.10 Sequoya Agreement. Simultaneously with, or prior to, the execution of this Agreement, the Company shall have entered into a letter agreement, satisfactory in form and content to Parent, executed by each of the Company, Sequoya Group, Inc. (“Sequoya”) and Rick Althoff (the “Sequoya Agreement”).
ARTICLE VII
CONDITIONS TO THE MERGER
     SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the CCC and the Company’s Articles of incorporation and Bylaws;

          (b) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;
     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties made by the Company and the Principal Shareholder in this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by the Company and the Principal Shareholder in this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Principal Shareholder and the Chief Executive Officer of Company to that effect;
          (b) Agreements and Covenants. The Company and the Principal Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Principal Shareholder and of the Chief Executive Officer of the Company to that effect;
          (c) Approvals. The Company shall have received, each in form and substance reasonably satisfactory to Parent, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Schedule 7.02(c) or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Company Material Adverse Effect;
          (d) Vote in Favor of the Merger. Shareholders holding at least 95% of the Company Stock outstanding as of the record date for determining Company Shareholders entitled to vote on the Merger and this Agreement must have voted such stock in favor of or consented in writing to the approval and adoption of this Agreement and the other transactions contemplated by this Agreement;
          (e) No Company Material Adverse Effect. No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Company Material Adverse Effect;
          (f) Closing Certificate. The Company shall have delivered to Parent the Closing Certificate;

          (g) Non-Compete Agreements. Each of the Non-Compete Agreements entered into simultaneously with the execution of this Agreement shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such individuals;
          (h) Consulting Agreement. The Consulting Agreement entered into with the Principal Shareholder shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by the Principal Shareholder;
          (i) Non-Solicit Agreements. Each of the persons set forth on Schedule 7.02(i) shall have entered into a non-solicit agreement with Parent in a form reasonably acceptable to Parent, and such agreements shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by any of such individuals;
          (j) No Restraints. There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any portion of their respective businesses or assets;
          (k) Termination of Employee Plans. The Company shall have terminated the Plans identified by Parent prior to Closing, and the Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Plans;
          (l) Opinion of the Company’s Counsel. Parent shall have received the opinion of McConnell, Dunning & Barwick LLP, counsel to the Company, or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit D;
          (m) Secretary’s Certificate. Parent shall have received (i) a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Articles of incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Shareholders approving and adopting this Agreement and the transactions relating hereto, and (ii) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request;
          (n) Estoppel Certificate. Parent shall have received an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of landlords and service providers listed on Schedule 7.02(n);
          (o) Sequoya Agreement. The Sequoya Agreement entered into with the Company shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by Sequoya or Rick Althoff;
          (p) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of

1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;
          (q) Parachute Payments. Prior to the Effective Time, the Company shall have obtained the requisite shareholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered “excess parachute payments” within the meaning of Section 280G of the Code, and any “disqualified individuals” as defined in Section 280G of the Code shall have agreed to forfeit any payments that would otherwise be non-deductible if such shareholder approval is not obtained;
          (r) Board and Officer Resignations. The Company shall have received written letters of resignation from each of the current members of the Board of Directors and officers of the Company, in each case effective at the Effective Time;
          (s) Employee Proprietary Information and Inventions Assignment Agreements. Each current and former employee of the Company shall have executed the Company’s standard Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement;
          (t) Foreign Qualifications. The Company shall have qualified to do business in each jurisdiction where the nature of its business requires it to be so qualified;
          (u) Company Options. Any notice period required by the Stock Plan in order to terminate all Company Options shall have expired or have been waived, and all Company Options shall be terminated and of no further force and effect;
          (v) Termination of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that the agreements set forth on Schedule 7.02(v), shall have terminated effective as of the Closing Date;
          (w) 2008 Tax Returns. The Company shall have filed its 2008 Tax Returns; and
          (x) Required Customer Amendment. The Company shall have secured the Required Customer Amendment, in the form described on Schedule 2.02(b).
     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties made by the Parent and Merger Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by the Parent in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;
          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;
          (c) Consulting Agreement. The Consulting Agreement entered into with the Principal Shareholder shall remain in full force and effect and shall not have been anticipatorily breached or repudiated by the Parent or Merger Sub;
          (d) Opinion of Parent’s Counsel. The Company shall have received the opinion of Gunderson Dettmer, counsel to Parent, or another counsel reasonably satisfactory to the Company, substantially in the form attached hereto as Exhibit E;
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:
          (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;
          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before February 28, 2009; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before February 28, 2009;
          (c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would (i) prevent the consummation of the Merger, (ii) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (d) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company or the Principal Shareholder set forth in this Agreement, or if any material representation or warranty of the Company or the Principal Shareholder shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) or 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured);
          (e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any material representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) or 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective commercially reasonable efforts and for so long as Parent and Merger Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured); or
          (f) by Parent if Company Shareholder Written Consents sufficient to deliver the Required Vote have not been obtained and delivered to Parent within one hour after the execution of this Agreement (which Company Shareholder Written Consents will include a certificate as to the delivery of such consents to Company’s secretary, and that such consents have been filed in the minutes of the proceedings of Company’s shareholders).
     SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.02(b), Section 6.06, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.
     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Except as is otherwise required by applicable Law, after the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, the Surviving Company and the Shareholder Representative.

     SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE IX
INDEMNIFICATION
     SECTION 9.01 Survival of Representations and Warranties. The representations, warranties and covenants of the Company and the Company Shareholders (including the Principal Shareholder) contained in this Agreement, including the indemnification obligations enumerated in Section 9.02(a) below, and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period of sixteen (16) months; provided, however, that the representations and warranties set forth in Sections 3.04, 3.05, and 3.15 and Article IIIA (such representations, the “Basic Representations”) shall survive until the end of the applicable statute of limitations. The representations and warranties of Parent contained in the Acquisition Documents shall not survive beyond the Effective Time. Neither the period of survival nor the liability of the Company Shareholders with respect to the Company’s or the Principal Shareholders’ representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Parent or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Parent may have as a result of any such investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver by Parent of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall waive the right to indemnification or other remedy based on such representations, warranties, covenants or obligations unless otherwise noted in the Company Disclosure Schedule. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Shareholders’ Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
     SECTION 9.02 Indemnification by the Company Shareholders.
          (a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Company Shareholders (including the Principal Shareholder), for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other reasonable costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with U.S. GAAP as in effect at the Effective Time) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”) arising out of or resulting from:
               (i) any inaccuracy or breach of any representation or warranty (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualifications or standards contained therein) made by the Company or any Company Shareholder in the Acquisition Documents;
               (ii) the breach of any covenant or agreement made by the Company or any Company Shareholder in the Acquisition Documents;
               (iii) any inaccuracy in the information in the Closing Certificate;
               (iv) Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire the Company’s capital stock or assets;
               (v) in the event that any Company Shareholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Company Shareholder was otherwise entitled to receive pursuant to Section 2.01 of this Agreement;
               (vi) any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any gross up amount;
               (vii) any actual or asserted (when actualized) liability for Taxes of or owed by the Company in respect of any Tax period ending on or before the Closing Date and the portion through the Closing Date of any Tax period that includes but does not end on the Closing Date (“Pre-Closing Tax Period”) to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the Reference Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Company (“Tax Claims”); provided, that for purposes of applying this subparagraph (ix) in the case of any Tax period that includes but ends after the Closing Date (each, a “Straddle Period”), Taxes based on or measured by income or receipts shall be allocated to the Pre-Closing period based on an interim closing of the books as of the close of business on the Closing Date and other Taxes shall be allocated to the Pre-Closing Period based on a daily proration of such Taxes or on such other method as may be agreed upon by Parent and the Shareholders’ Representative; or
               (viii) any claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Company with respect to any matter which, if brought against the Company, would have been a Loss for which an Indemnified Party would have been entitled to indemnification pursuant to this Section 9.02(a);

               (ix) defending any third party claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle an Indemnified Party to indemnification hereunder; and
               (x) any of the matters set forth on Schedule 9.02(a) hereto.
          (b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties in the absence of claims by third parties. All indemnification payments under this Article IX will be deemed adjustments to the Merger Consideration for all tax, financial reporting and other purposes.
          (c) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the Company Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.
          (d) No shareholder of the Company shall have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such shareholder may become subject under or in connection this Agreement.
          (e) Notwithstanding anything herein to the contrary, the Company’s representations and warranties contained in Article III of this Agreement and the Principal Shareholder’s representations and warranties contained in Article IIIA of this Agreement shall, for purposes of the Company Shareholders’ indemnification obligations, be deemed to be made as of the date of this Agreement and as of the Effective Time (except for any such representation or warranty that expressly speaks of an earlier date) without regard to any exceptions set forth in the certificates delivered in connection with Section 7.02(a) or any notices or amendments of, or supplements to, the Company Disclosure Schedule or the Principal Shareholder Disclosure Schedule delivered pursuant to Section 5.03.
     SECTION 9.03 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies, (B) claims based on fraud, willful breach or intentional misrepresentation or misconduct and (C) claims arising out of, resulting from or in connection with any inaccuracies in or breaches of the Basic Representations:
          (a) the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 9.02(a) that may be recovered from the Company Shareholders (the “Indemnification Cap”) shall be limited to the setoff from and reduction of the Holdback Amount; and

          (b) no indemnification payment by the Company Shareholders with respect to any indemnifiable Losses otherwise payable under Section 9.02(a)(i) and arising out of or resulting from the causes enumerated in Section 9.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $75,000, after which time the Company Shareholders shall be liable for all indemnifiable Losses in excess of the first $75,000.
     SECTION 9.04 Indemnification Procedures. For purposes of this Article IX, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party”. Parent may provide all notices given pursuant to this section to the Shareholders’ Representative in lieu of providing notice to the Company Shareholders.
          (a) Third Party Claims.
               (i) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.
               (ii) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the remaining Holdback Amount to provide indemnification in accordance with the provisions of this Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party, or (v) any such claim relates to or affects Parent or the Surviving Corporation’s intellectual property rights. Prior to the expiration of the thirty (30) day period in which the Indemnifying Party may elect to assume the defense, the Indemnified Party shall have the right (and in the event there is an indemnificable Loss, at the expense of the Indemnifying Party), to defend or prosecute such claim in a manner as it may deem reasonably appropriate. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the remaining Holdback Amount.
               (iii) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.04(a), the Indemnified Party shall have the right (and in the event there is an indemnificable Loss, at the expense of the Indemnifying Party), to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim and seek prompt reimbursement for any Losses incurred in connection with such settlement after (i) giving written notice thereof to the Indemnifying Party and (ii) upon the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) without which no such settlement shall be binding on the Indemnifying Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with US GAAP as in effect at the Effective Time). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
               (iv) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.04(a), the Indemnified Party shall have the right (and in the event there is an indemnifiable Loss, at the expense of the Indemnifying Party), to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim and seek prompt reimbursement for any Losses incurred in connection with such settlement after (i) giving written notice thereof to the Indemnifying Party and (ii) upon the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) without which no such settlement shall be binding on the Indemnifying Party. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with US GAAP as in effect at the Effective Time).
          (b) Direct Claims.
               (i) Notice of Claim. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnified Party shall notify the Representative in writing (a “Notice of Direct Claim”). The Notice of Direct Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure.
               (ii) Objections to Claim. The Indemnifying Party will have thirty (30) days from receipt of such Notice of Direct Claim to dispute the claim by providing written notice of such objection, which notice shall describe the grounds for such objection in reasonable detail. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within thirty (30) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
               (iii) Resolution. If the Shareholders’ Representative shall timely deliver a notice pursuant to Section 9.04(b)(ii), objecting in writing to any claim or claims by the Indemnified Party, the Shareholders’ Representative and Indemnified Party shall attempt in good faith to determine the validity of the claim for indemnity and to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after good faith negotiation, Parent and the Representative may, subject to the terms of this Agreement, pursue all rights and remedies available to the Indemnified Party or the Shareholders’ Representative, as appropriate, under law or equity. For the sake of clarity, any amount of indemnified Losses which is subject to dispute shall be a Pending Claims Amount (as defined below) for all purposes under this Agreement.
          (c) Setoff. Subject to the indemnification limitations set forth in this Article IX, Parent is authorized (in its sole and absolute discretion) to setoff and apply all indemnifiable Losses against the then current value of any Holdback Amount to be paid (and not yet paid) to the Company Shareholders as follows:
               (i) Upon the making of any claim for indemnification, the remaining amount of the Holdback Amount shall be reduced by the amount necessary to satisfy and pay such claim (each such amount, a “Pending Claims Amount”) and Parent will only thereafter distribute any Pending Claims Amounts as provided in Section 9.04(c)(ii) below.
               (ii) If, on the date that is six (6) months after the Closing Date (the “First Release Date”), the sum of (x) all indemnified Losses to which Parent or any Indemnified Party is entitled pursuant to a Settlement Letter or a Final Court Order prior to the First Release Date and (y) all Pending Claims Amounts that have not been resolved pursuant to a Settlement Letter or a Final Court Order on or prior to the First Release Date (such sum, the “Initial Reserved Amount”) is less than $1,000,000, then within five business days following the First Release Date, Parent will distribute or cause to be distributed the Company Shareholders an amount, if any, equal to $1,000,000 minus the Initial Reserved Amount. Within five business days following the date that is sixteen (16) months after the Closing Date, Parent will distribute or cause to be distributed the Company Shareholders an amount equal to (i) the remaining Holdback Amount, minus (ii) all indemnified Losses to which Parent or any Indemnified Party is entitled pursuant to a Settlement Letter or a Final Court Order that have not previously been setoff against the Holdback Amount, and minus (iii) all Pending Claims Amounts that have not been previously resolved pursuant to a Settlement Letter or a Final Court Order. Parent will only distribute a Pending Claims Amount in accordance with a letter executed by Parent and the Shareholders’ Representative settling in full the claim related to such Pending Claims Amount (a “Settlement Letter”) or a final, non appealable judgment of a court of competent jurisdiction finally determining the amount, if any, of indemnified Losses to which an Indemnified Party is entitled for the claim related to such Pending Claims Amount (a “Final Court Order”).
     SECTION 9.05 Shareholders’ Representative.
          (a) Dale Byrne (such person and any successor being the “Shareholders’ Representative”) shall act as the representative of the Company Shareholders, and shall be authorized to act on behalf of the Company Shareholders and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Article IX (including, without limitation, the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (ii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Company Shareholders, and the Shareholders’ Representative shall perform all of the obligations of the Company Shareholders hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Shareholders’ Representative.
          (b) The Company Shareholders shall be bound by all actions taken by the Shareholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Shareholders’ Representative shall promptly, and in any event within five business days, provide written notice to the Company Shareholders of any action taken on behalf of them by the Shareholders’ Representative pursuant to the authority delegated to the Shareholders’ Representative under this Section 9.05. The Shareholders’ Representative shall at all times act in his or her capacity as

Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interest of the Company Shareholders. Neither the Shareholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Shareholders’ Representative shall not exercise any discretion or take any action.
          (c) Each Company Shareholder shall indemnify and hold harmless and reimburse the Shareholders’ Representative from and against such Company Shareholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders’ Representative under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders’ Representative’s gross negligence, bad faith or willful misconduct.
          (d) Notwithstanding anything to the contrary herein, the Shareholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Shareholder any merger consideration to which such Company Shareholder is entitled under this Agreement and the Shareholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Shareholder unless the Shareholders’ Representative is expressly authorized to do so in a writing signed by such Company Shareholder.
     SECTION 9.06 Insurance. The amount of indemnifiable Losses required to be paid under this Article IX shall be reduced by (or if already paid, shall be promptly repaid in the amount of) any recoveries actually received by a Indemnified Party under insurance policies (net of (i) any deductibles or other amounts payable with respect thereto, and (ii) the present value of any increases in insurance premiums payable by such Indemnified Party, as determined in good faith by such Indemnified Party); provided, however, that nothing in the foregoing shall be deemed to require or obligate any Indemnified Party to seek recovery under any insurance policy with respect to any amount of Losses.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized overnight courier (such as Federal Express), or by certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)	if to Parent or Merger Sub:

DemandTec, Inc.
1 Circle Star Way, Suite 200
San Carlos, CA 94070
Attention: Chief Financial Officer

with a copy to:

DemandTec, Inc.
1 Circle Star Way, Suite 200
San Carlos, CA 94070
Attention: General Counsel

and an additional copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Facsimile No.: (650) 321-2800
Attention: Brooks Stough, Esq.

(b)	if to the Company:

Connect3 Systems, Inc.
11100 E. Artesia Blvd., Suite A
Cerritos, CA 90703
Attention: Chief Executive Officer

with a copy to:

McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
Facsimile No.: (949) 900-4401
Attention: Curt C. Barwick, Esq.

(c)	if to the Principal Shareholder:

Dale C. Byrne
6573 Champetre Ct.
Reno, NV 89511

(d)	if to the Shareholders’ Representative:

Dale C. Byrne
6573 Champetre Ct.
Reno, NV 89511
     SECTION 10.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.
          (b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.
          (c) “business day” means any day on which banks are not required or authorized to close in San Francisco, California.
          (d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
          (e) “knowledge” means, with respect to any party hereto, the actual knowledge of such party or, if applicable, the directors and employees of such party and such knowledge that such persons could be expected to have after reasonable inquiry or due investigation.
          (f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          (g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.
     SECTION 10.05 Incorporation of Exhibits. The Company Disclosure Schedule and the Parent Disclosure Schedule, together with any attachments thereto, are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
     SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.
     SECTION 10.07 Governing Law . This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any controversy or claim arising out of or relating to this Agreement or a breach hereof shall be finally settled by arbitration in San Francisco, California, under the commercial rules then in effect of the American Arbitration Association, and shall be determined in accordance with the laws of the State of California applicable to contracts to be wholly performed therein.
     SECTION 10.08 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.
     SECTION 10.09 Waiver of Jury Trial. To the extent permitted by applicable law, each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     SECTION 10.10 Construction and Interpretation.
          (a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.
          (e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.
     SECTION 10.11 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     SECTION 10.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 10.14 Entire Agreement. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-

Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
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     IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company, the Principal Shareholder and the Shareholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

DEMANDTEC, INC.
By:	/s/ Daniel Fishback
	Name:	Daniel Fishback
	Title:	President and Chief Executive Officer

MARSHALL MERGER CORP.
By:	/s/ Daniel Fishback
	Name:	Daniel Fishback
	Title:	President

CONNECT3 SYSTEMS, INC.
By:	/s/ Dale Byrne
	Name:	Dale Byrne
	Title:	President and Chief Executive Officer

DALE C. BYRNE
/s/ Dale C. Byrne
Dale Byrne

DALE C. BYRNE
/s/ Dale C. Byrne
Dale Byrne, solely as Shareholders’ Representative

EXHIBIT A
Form of Company Shareholder Written Consent

EXHIBIT B
Form of Agreement of Merger

EXHIBIT C
Form of Letter of Transmittal

EXHIBIT D
Form of Company Counsel Legal Opinion

EXHIBIT E
Form of Parent Counsel Legal Opinion